Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Analog Devices, Inc. of our report dated August 20, 2021 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Maxim Integrated Products, Inc., which appears in Maxim Integrated Products, Inc.’s Annual Report on Form 10-K for the year ended June 26, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

September 24, 2021